Exhibit 3.01

ARTICLES OF INCORPORATION

OF

ELIASON FUNDING CORPORATION

The undersigned Incorporator hereby executed these Articles for the purpose of forming a corporation under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes.

ARTICLE I

NAME

The name of the corporation shall be “Eliason Funding Corporation”.

ARTICLE II

PURPOSES

The corporation may engage in any lawful activity within the purposes for which corporations may be organized under the Wisconsin Business Corporation Law (as same may be amended from time to time).

ARTICLE III

CAPITAL STOCK

3.1 Number of Classes and Shares. The aggregate number of shares which the corporation shall have authority to issue is 10,000 consisting of one class only, designated “Common Stock”, each share having a par value of $0.01.

3.2 Preemptive Rights. The corporation elects to have preemptive rights, to the extent provided by Wisconsin Statutes in effect upon the date hereof.

3.3 Transfer of Shares. The transferability of shares may be restricted by appropriate provision in the Bylaws of the corporation or by agreement between the corporation and its shareholders.

3.4 Meeting Requirements. The shareholders may adopt or amend a Bylaw that fixes, changes, or deletes a greater or lower quorum requirement or a greater voting requirement for shareholders or voting groups of shareholders than is otherwise provided by the Wisconsin Business Corporation Law.

3.5 Action without a Meeting. Any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if one or more consents in writing, setting forth the action so taken and delivered to the corporation for inclusion in the corporate records, shall be signed by shareholders who would be entitled to vote at a meeting those shares with voting power sufficient to cast not less than the minimum number (or in the case of voting groups, the minimum numbers) of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted, provided that action may not be taken under this Section with respect to an election of Directors for which shareholders may vote cumulatively.

ARTICLE IV

DIRECTORS

The Board of Directors shall consist of such number as may be fixed from time to time in the Bylaws.

ARTICLE V

REGISTERED OFFICE AND AGENT

The address of the corporation’s initial registered agent is 306 Hwy. 70, P.O. Box 219, St. Germain, WI 54558; and the name of its initial registered agent at such address is David J. Eliason.

ARTICLE VI

INCORPORATOR

The name and address of the Incorporator is Steve R. Battenberg, Esq., Michael Best & Friedrich LLP, Two Riverwood Place, Suite 200, N19 W24133 Riverwood Drive, Waukesha, WI 53188.

ARTICLE VII

AMENDMENT

These Articles may be amended: by the shareholders, in the manner set forth in the Bylaws for action by shareholders, generally; and by the Board of Directors, when permitted by the Wisconsin Business Corporation Law (but only to the extent that said Law does not require express authority to make specific amendments).

Executed this      day of April, 2004.

Steven R. Battenberg, Incorporator

This document was drafted by and the return copy should be mailed to:

Steven R. Battenberg, Esq.

Michael Best & Friedrich LLP

Two Riverwood Place, Suite 200

N19 W24133 Riverwood Drive

Waukesha, WI 53188